As filed with the Securities and Exchange Commission on September 24, 2019

Registration No. 333-201525

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-201525

UNDER THE SECURITIES ACT OF 1933

PEAK RESORTS, INC.

(Exact name of registrant as specified in its charter)

Missouri	43-1793922
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No)

17409 Hidden Valley Drive
Wildwood, Missouri	63025
(Address of Principal Executive Offices)	(Zip Code)

Peak Resorts, Inc. 2014 Equity Incentive Plan

(Full title of the plan)

Timothy D. Boyd
President and Chief Executive Officer
Peak Resorts, Inc.
17409 Hidden Valley Drive
Wildwood, Missouri 63025
(Name and address of agent for service)

(636) 549-0060

(Telephone number, including area code, of agent for service)

Copy to:

Jason Day
Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, Colorado 80202
(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-8 (No. 333-201525) (the “Registration Statement”) of Peak Resorts, Inc., a Missouri corporation (the “Company”), filed with the Securities and Exchange Commission on January 15, 2015, which registered the offering of 559,296 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Peak Resorts, Inc. 2014 Equity Incentive Plan.

The Company hereby amends its Registration Statement by deregistering all of the Common Stock registered on the above-referenced Registration Statement that has not been sold or offered or otherwise remains unissued.

On September 24, 2019, pursuant to an Agreement and Plan of Merger, dated as of July 20, 2019, by and among the Company, Vail Holdings, Inc., a Colorado corporation (“Parent”), VRAD Holdings, Inc., a Missouri corporation and direct, wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes stated in Section 9.14 of the Merger Agreement, Vail Resorts, Inc., a Delaware corporation (“Vail Resorts”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger as a direct, wholly-owned subsidiary of Parent and an indirect, wholly-owned subsidiary of Vail Resorts. In connection with the Merger, the Company is terminating its offering of Common Stock pursuant to the Registration Statement.

In accordance with the undertaking contained in Part II, Item 9 of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all shares of Common Stock which remain unissued under the Registration Statement as of the date hereof, if any. After giving effect to this Post-Effective Amendment No. 1, there will be no remaining shares of Common Stock registered for issuance by the Company pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wildwood, State of Missouri, on September 24, 2019.

PEAK RESORTS, INC.

By:	/s/ Timothy D. Boyd
Name: Timothy D. Boyd
Title: President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.